EXHIBIT G(ii)

1/19/07

SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT by and among Rochdale Investment Management LLC (the “Adviser”) and AIG Global Investment Corp., a corporation organized under the laws of New Jersey ("AIGGIC").

W I T N E S S E T H:

WHEREAS, the Adviser is the Investment Manager for Rochdale Core Alternative Strategies Master Fund, LLC, a Delaware limited liability company (the “Fund”);

the Adviser and the Fund have entered into an Investment Management Agreement dated as of December 13, 2006, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management and advisory services to the Fund;

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company and intends to qualify as a partnership under the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, AIGGIC is engaged in the business of rendering investment advisory and management services and is registered as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser desires to retain AIGGIC as a sub-adviser to provide investment management services with respect to the Fund subject to the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Appointment. The Adviser hereby authorizes and appoints AIGGIC as investment sub-adviser in furtherance of the Advisory Agreement with the Fund and, as the Adviser’s and the Fund’s agent and attorney-in-fact, to exercise the investment discretion described below with respect to the assets of the Fund, and to execute all documentation, on its behalf or on behalf of the Fund, necessary to facilitate investment in securities for the Fund, and AIGGIC hereby accepts this appointment subject to the terms of this Agreement and subject to the condition that it shall have no obligation to perform any services under this Agreement until such time as the net assets of the Fund equal $25 million (the “Effective Date”). AIGGIC shall discharge the foregoing responsibilities subject to the control of the Officers and the Directors of the Fund or the Adviser and in compliance with such policies as the Directors of the Fund or the Adviser may from time to time establish and communicate to AIGGIC, and in compliance with (a) the objectives, policies and limitations for the Fund set forth in the Fund’s current offering documents, including without limitation, the confidential memorandum, prospectus and statement of additional information, as used by the Adviser and the Fund’s distributor in connection with the distribution efforts and as provided to AIGGIC (the “Prospectus”), and (b) applicable laws, rules and regulations under the 1940 Act and the Advisers Act and applicable state laws.

2.	Representations and Warranties.

2.1	The Adviser hereby represents and warrants to AIGGIC as follows:

(a) the Adviser has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Adviser, and constitutes a legal, valid and binding obligation enforceable against the Adviser in accordance with its terms. No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Adviser in connection with the execution, delivery and performance of this Agreement other than those already obtained or disclosed to AIGGIC.

(b) the execution, delivery and performance of this Agreement will not violate any provision of any law or regulation binding on the Adviser, or any order, judgment or decree of any court or government authority binding on the Adviser or the charter or by-laws or any other governing document of the Adviser, or any material contract, indenture or other agreement, instrument or undertaking to which the Adviser is a party or by which the Adviser or any of its assets may be bound, or require the creation or imposition of any lien on its property, assets or revenues.

(c) the signatories to this Agreement are all officers, employees or agents of the Adviser authorized to take action with respect to the Adviser (“Authorized Persons”), the list of signatures attached hereto as Schedule 1 which is certified by the Adviser’s secretary, or other appropriate person, constitutes the valid signatures of Authorized Persons, and, promptly after any change therein, the Adviser will send AIGGIC a revised list of Authorized Persons and evidence of the authority for such change.

2.2	AIGGIC hereby represents and warrants to the Adviser and the Fund as follows:

(a) AIGGIC has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by AIGGIC and constitutes a legal, valid and binding obligation enforceable against AIGGIC in accordance with its terms. No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by AIGGIC in connection with the execution, delivery and performance of this Agreement other than those already obtained or disclosed to the Adviser.

(b) the execution, delivery and performance of this Agreement will not violate any provision of any law or regulation binding on AIGGIC, or any order, judgment or decree of any court or government authority binding on AIGGIC or the charter or by-laws of AIGGIC, or any material contract, indenture or other agreement, instrument or undertaking to which AIGGIC is a party or by which it or its assets may be bound, or require the creation or imposition of any lien on its property, assets or revenues.

(c) AIGGIC is registered as an investment adviser under the Advisers Act.

3.	Scope of Authorization.

3.1
AIGGIC shall act as the investment sub adviser to the Adviser for purposes of the Advisers Act, and shall, continuously during the term of this Agreement, manage the assets of the Fund for the Adviser pursuant to the objectives, strategies, policies and restrictions set forth in the Prospectus. In connection therewith, AIGGIC shall have full power to supervise and direct the investment and reinvestment of such assets of the Fund and engage in such transactions with respect to the Fund as AIGGIC may deem appropriate, in AIGGIC's absolute discretion and without prior consultation with the Adviser or the Fund, subject only to this Agreement and the Prospectus. The Adviser hereby acknowledges that the Adviser has no authority under this Agreement to direct AIGGIC to engage in any specific trade or transaction.

3.2
The parties acknowledge that the Adviser shall handle proxy voting pursuant to the Adviser’s “Proxy Voting Procedures” summarized in the Prospectus. In the event that it is mutually agreed to in writing by the parties that AIGGIC shall handle proxy voting pursuant to such Procedures, in which case AIGGIC or its delegatee will handle such proxy voting, AIGGIC shall have discretion to vote proxies associated with securities held in the Fund or to delegate such voting authority, subject to AIGGIC’s guidance. The Adviser hereby agrees that AIGGIC will not be responsible or liable for failure to exercise such discretion, and AIGGIC shall not incur any liability as a result of AIGGIC or such proxy voting service not receiving such proxies or related shareholder communications from the Adviser on a timely basis. Affiliates (as defined herein) may institute lawsuits on their own behalf based upon securities that AIGGIC has purchased for them, and AIGGIC may provide them with assistance. In the event that AIGGIC has purchased the same security for the Fund alongside its investments on behalf of its Affiliates, AIGGIC will generally seek to inform the Fund that it may also have a cause of action with respect to the security. AIGGIC will also as a general matter make available to the Fund such rights, if any, as AIGGIC may have against any such issuer in its capacity as the Fund’s agent and will, where possible, give the Fund such assistance as it may reasonably require to exercise its rights in any such action it seeks to undertake. AIGGIC would not, however, generally search out potential legal claims or monitor class action lawsuits against issuers arising from investments held in the Fund, nor would it institute a lawsuit on the Fund’s behalf in lawsuits arising from investments held in the Fund. In addition, given the size and breadth of AIGGIC’s business, it is possible that there may be situations in which AIGGIC or an Affiliate might become aware of a potential lawsuit with respect to a security, one of which may also be held in the Fund. Related to these situations, there is the possibility, due to confidentiality requirements or conflicts of interest, that AIGGIC would be restricted from informing the Fund of potential legal actions and activities.

3.3
The Adviser shall notify AIGGIC from time to time of any institutions that serve as a custodian for the Fund and, in such capacity, hold the Fund’s cash and assets. The Adviser understands and acknowledges that (i) AIGGIC shall at no time have custody or physical control of the assets of the Fund, (ii) AIGGIC shall not be liable for any act or omission of the Fund’s custodian(s), (iii) AIGGIC shall give instructions to the custodian(s), in writing or orally, and (iv) the Adviser shall instruct the Fund’s custodian to provide AIGGIC with such periodic reports concerning the status of the Fund as AIGGIC may reasonably request from time to time. The Adviser will not change the Fund’s custodian(s) without giving AIGGIC reasonable prior notice of its intention to do so together with the name and other relevant information with respect to the new custodian(s).

3.4
AIGGIC may retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing AIGGIC or the Adviser with statistical and other factual information, advice regarding economic factors and trends, advice as to transactions in specific securities or such other information, or advice or assistance as AIGGIC may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Adviser.

4.
Reporting. AIGGIC shall send, or cause to be sent, reports with respect to the assets of the Fund in such form and at such intervals as shall be agreed to by the Adviser and AIGGIC, or as shall be required by applicable law, rules or regulations or as AIGGIC shall deem necessary.

5.
Management Fees. AIGGIC's fees for services rendered hereunder (the “Management Fee”) shall be calculated and paid in accordance with the Schedule of Fees attached hereto as Schedule 2 or in any amended Schedule of Fees amended pursuant to Section 11 hereto. The Adviser acknowledges that the Adviser and the Fund will be separately responsible for all transaction expenses, including without limitation brokerage commissions, taxes, custodian fees and any other transaction-related fees, and the Adviser authorizes AIGGIC to incur and pay such expenses (except for the Management Fee) out of the Fund’s assets, as deemed appropriate by AIGGIC.

6.	Acknowledgments and Consents.

The Adviser hereby acknowledges and consents to the following:

(a) The Adviser has received a copy of Part II of AIGGIC’s Form ADV and confirms having read and understood the disclosures contained therein, including without limitation the sections setting forth the various procedures, understandings and conflicts of interest relating to the Fund and AIGGIC’s relationship with its Affiliates, and the Adviser agrees that AIGGIC’s services hereunder shall be subject to such procedures and understandings and conflicts of interest. If the Adviser did not receive AIGGIC's ADV Part II more than 48 hours prior to the date of execution of this Agreement, the Adviser understands that it may terminate this Agreement without penalty within five business days after such date of execution, provided that such termination shall be at the risk of the Adviser.

(b) The Adviser understands the investment strategies intended to be followed in respect of the management of the Fund’s assets and hereby consents thereto and understands that AIGGIC makes no representation as to the success of any investment strategy or security that may be recommended or undertaken by AIGGIC with respect to the management of the Fund’s assets.

(c) AIGGIC and its Affiliates may disclose the identity of the Fund or the Adviser as part of any representative list of clients.

(d) (i) AIGGIC acts as adviser to other clients and may give advice, and take action, with respect to any of those which may differ from the advice given, or the time or nature of action taken, with respect to the Fund; and (ii) Affiliates of AIGGIC and officers, directors and employees of AIGGIC and such Affiliates of AIGGIC may engage in transactions, or cause or advise other customers to engage in transactions, which may differ from or be identical to transactions engaged in by AIGGIC for the Fund or recommend any transaction which any of such Affiliates or any of the officers, directors or employees of AIGGIC or such Affiliates may engage in for their own accounts or the account of any other customer, except as otherwise required by applicable law. To the extent permitted by law, AIGGIC shall be permitted to bunch or aggregate orders for the Fund with orders for other accounts.

(e) AIGGIC uses diligent efforts to allocate or rotate investment opportunities where there is a limited supply of a security. The Adviser understands, however, that, in spite of such efforts, AIGGIC cannot always assure equality among all accounts and clients.

(f) By reason of AIGGIC's investment advisory activities and other activities of its Affiliates, AIGGIC may acquire confidential information or be restricted from initiating transactions in certain securities. The Adviser acknowledges and agrees that AIGGIC will not be free to divulge to the Adviser, or to act upon, any such confidential information with respect to AIGGIC's performance of this Agreement and that, due to such a restriction, AIGGIC may not initiate a transaction that AIGGIC otherwise might have initiated.

 (g) The Adviser hereby authorizes AIGGIC to invest all or any portion of the Fund in commingled vehicles otherwise consistent with the Prospectus and with applicable laws, rules and regulations under the 1940 Act, whether advised by AIGGIC or its Affiliates (“Managed Funds”) or by a third party manager. It is understood that Fund assets invested in Managed Funds will be excluded from the Fund in determining the Management Fee payable to AIGGIC hereunder to the extent that AIGGIC and/or any of its Affiliates receive fees directly from the Managed Fund(s) for the advisory services provided thereto. Where the Fund is invested into a Managed Fund in which the Fund’s portion of the Managed Fund assets either receives a rebate of advisory fees or pays no advisory fees, such assets shall be included in the Fund in determining the Management Fees payable to AIGGIC hereunder. The Adviser acknowledges that in both cases, AIGGIC or its Affiliates may receive certain administrative fees as well. The Adviser acknowledges that investment in any commingled vehicles advised by AIGGIC or a third party manager will be subject to the standard fees and charges of such vehicles (other than the advisory fees referred to in sentence 2 of this paragraph (g)) in addition to the Management Fee, unless otherwise agreed between the parties.

 (h) In addition, AIGGIC may from time to time temporarily invest cash balances in the Fund in any registered, open-end money market investment company for which AIGGIC or any of its Affiliates serves as investment adviser. In connection with investments in such money market Managed Funds, the Adviser understand that the Fund’s assets so invested will be included in determining the Management Fee payable to AIGGIC under this Agreement.

(i) Each party shall promptly notify the other of any facts or circumstances or any change therein that may, directly or indirectly, affect the status or management of the Fund by AIGGIC, including, without limitation, any change in the status of any of the representations or warranties provided in Section 2 hereof.

(j) The Adviser acknowledges that the guidelines, percentage limitations and restrictions in the Prospectus apply at the time of purchase only (except as otherwise required by applicable law, rules and regulations under the 1940 Act), and failure to comply with any specific guideline, percentage limitation or restriction contained therein because of events outside of AIGGIC’s control (such as, but not limited to, market fluctuation, changes in the capital structure of any company included in the Fund’s portfolio, ratings agency or credit ratings changes or Fund share repurchases) will not be deemed a breach of the Prospectus or this Agreement.

(k) The Adviser acknowledges that AIGGIC is not responsible or liable for the information contained in the Prospectus except for information specifically relating to the business of AIGGIC and its Affiliates.

7.	Execution of Transactions.

(a)
AIGGIC may place orders for the execution of transactions with or through such brokers, dealers or banks as AIGGIC may select in its sole discretion, and may, consistent with its duty to seek best execution and in compliance with applicable securities laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, pay a commission on transactions which may be greater than the amount of the commission another broker or dealer might have charged, provided that AIGGIC determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided viewed in terms of either that particular transaction or the overall responsibilities with respect to all the accounts as to which investment discretion was exercised. Subject to the foregoing, the Adviser acknowledges that such research services rendered may be useful in providing services to clients other than the Adviser or indirectly the Fund, and that not all such information will necessarily be used by AIGGIC in connection with rendering sub-advisory services to the Adviser with respect to the Fund.

8.	Limits on AIGGIC’s Responsibility.

8.1
AIGGIC shall not be responsible for the solvency of or the performance of the obligations of any third party bank, clearing organization, broker, intermediary, nominee or agent appointed or employed by AIGGIC in good faith for the performance of its duties, but AIGGIC shall make available to the Adviser such rights (if any) as AIGGIC may have against such person in its capacity as agent for the Adviser or the Fund in the event of the insolvency of any of the above or its failure properly to perform such obligations and shall give such assistance as the Adviser may reasonably require to exercise such rights.

8.2
AIGGIC shall be fully protected in acting and relying upon any written advice, certificate, notice, instruction, request or other paper or document which AIGGIC in good faith believes to be genuine and to have been signed or presented by an Authorized Person or other proper party or parties, and may assume that any person purporting to give such advice or other paper or document has been duly authorized to do so unless contrary instructions have been delivered to AIGGIC by the Adviser. Any notice or instruction required to be in writing under this Agreement may be provided via electronic mail at an address supplied by AIGGIC.

8.3
AIGGIC may seek the advice of outside legal counsel in the event of any dispute or questions as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

8.4
(a)
Except as may otherwise be provided by the 1940 Act or any other federal securities law, AIGGIC, any of its affiliates and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Adviser, or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”)) (collectively, “Adviser Indemnitees”) as a result of any error of judgment or mistake of law by AIGGIC regarding sub-advisory services it provides to the Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of AIGGIC for, and AIGGIC shall indemnify and hold harmless the Adviser Indemnitees against any and all direct losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise, directly arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of AIGGIC in the performance of any of its duties or obligations hereunder; or (ii) any violation of federal or state statutes or regulations by AIGGIC; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights which the Adviser may have under applicable securities or other laws, rules or regulations. Under no circumstances shall AIGGIC be deemed liable for any indirect or consequential damages.

(b)
Except as may otherwise be provided by the 1940 Act or any other federal securities law, Adviser shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by AIGGIC or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “AIGGIC Indemnitees”) as a result of any error of judgment or mistake of law by Adviser regarding advisory services it provides with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Adviser for, and Adviser shall indemnify and hold harmless the AIGGIC Indemnitees against any and all direct losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the AIGGIC Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise directly arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder; or (ii) any violation of federal or state statutes or regulations by the Adviser or the Fund; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights which AIGGIC may have under applicable securities or other laws, rules or regulations. Under no circumstances shall the Adviser be deemed liable for any indirect or consequential damages.

(c)
After receipt by the Adviser or AIGGIC, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.5
The Adviser acknowledges that any benchmarks associated with the investment program being provided pursuant to this Agreement or that may be referred to in the Prospectus are for measurement purposes only, and any such specific investment objectives are targets only, and AIGGIC shall not be liable to the Adviser, to the Fund, or to any third party for AIGGIC’s failure to meet or outperform any such benchmark or investment objective.

9. Term and Termination of Agreement.

(a)
This Agreement shall become effective as of the Effective Date and shall remain in effect for an initial term expiring two years after the Effective Date and shall continue in effect from year to year thereafter, provided that such annual continuance is approved at least annually by the vote of a “majority of the outstanding voting securities of the Fund” or by the Fund’s Board; and provided that in either event such continuance is also approved by a majority of the members of the Fund’s Board who are not parties to this Agreement or “interested persons“ (as defined by the 1940 Act), of any such person or of the Fund, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)
This Agreement may be terminated, at any time, without payment of any penalty: (i) by the Fund upon sixty days’ prior written notice to AIGGIC and the Adviser, either by majority vote of the Fund’s Board or by the vote of a majority of the outstanding voting securities of the Fund” (as defined by the 1940 Act and the rules thereunder); (ii) by the Adviser upon sixty days’ prior written notice to AIGGIC and the Fund; and (iii) by AIGGIC upon sixty days’ prior written notice to the Adviser and the Fund. This Agreement shall terminate automatically in the event that (i) the Advisory Agreement is terminated, or (ii) there is an “assignment” (as defined by the 1940 Act and the rules thereunder), unless such automatic termination shall be prevented by an order or rule of the Securities and Exchange Commission (the “SEC”). The “Termination Date” shall herein be understood to mean the date that AIGGIC’s advisory authority over the Fund terminates, and shall not mean the date of notice of termination. The termination of the authority granted by this Agreement shall not in any way affect any liability resulting from a transaction initiated prior to the Termination Date. The Management Fee will be prorated to the Termination Date.

(b)
Termination will not in any event affect accrued rights or existing commitments, or contractual provisions intended to survive termination, and will be without penalty or other additional payment, save that the Adviser or the Fund (as appropriate) will pay any additional expenses necessarily incurred by AIGGIC in connection with the termination of this Agreement, and any losses necessarily realized in concluding outstanding transactions. Clauses 8, 9, 10 and 13 will survive any termination of this Agreement.

10.	Governing Law; Submission to Jurisdiction.

10.1
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or another jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that nothing contained in this Agreement shall be construed in any manner as inconsistent with Federal law, including without limitation, the Advisers Act or any rule, regulation or order of the SEC promulgated thereunder. If any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such declaration shall be fully severable, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part of this Agreement, and such invalid, illegal or unenforceable provision shall not be deemed to affect any of the other provisions of this Agreement, which shall remain in full force and effect.

10.2
If any suit is instituted by any of the parties to enforce any of the terms or conditions of this Agreement, each of the parties hereby submits to the exclusive jurisdiction of and venue in the federal courts of the United States of America, County of New York, State of New York, to the extent permitted by federal law, and otherwise, each of the parties hereby submits to the exclusive jurisdiction of and venue in the state courts of the State of New York located in the city and county of New York.

10.3
Waiver of Jury Trial Right. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

11.
Entire Agreement: Amendment. This Agreement, including the schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any warranty, representation or arrangement previously given or made, other than those expressly set out herein. This Agreement may not be amended except in writing signed by each of the parties hereto.

12.
No Waiver. Neither the failure nor delay on the part of any party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further waiver of any right or remedy. No waiver hereunder shall be effective unless it is authorized by the party asserted to have granted such waiver.

13.
Successors and Assigns. Subject to Section 3.4 herein, no assignment (as that term is defined in the Advisers Act) of this Agreement may be made by any party to this Agreement without the prior consent of the other parties hereto. Subject to the foregoing, this Agreement shall inure to the benefit and be binding upon the parties hereto and each of their respective successors and permitted assigns.

14.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date indicated after its name to become effective as of the Effective Date.

ROCHDALE INVESTMENT MANAGEMENT LLC
Address for Notices:

By: /s/ Garrett D’Alessandro
Name: /s/ Garrett D’Alessandro
Title: CEO & President
Date: 1-25-07	Tax ID Number:

AGREED TO AND ACCEPTED:
AIG GLOBAL INVESTMENT CORP.

By: /s/ Robert Discolo /s/ Julianne Recine	Date: 2/5/2007

Name: Robert Discolo / Julianne Recine

Title: Managing Director / Vice President

Address for Notice:	With a copy to:
AIG GLOBAL INVESTMENT CORP.	AIG GLOBAL INVESTMENT CORP.
Compliance Department	Office of the General Counsel
70 Pine Street	70 Pine Street
New York, New York 10270	New York, New York 10270

SCHEDULE 1
TO
INVESTMENT ADVISORY AGREEMENT

Please attach a certificate of the Adviser’s secretary, or other appropriate person, setting forth the names and valid signatures of officers, employees or agents of the Adviser authorized to take action, individually, with respect to the Fund. If action by more than one of the Authorized Persons listed herein is required, please indicate this, and explain in detail.

[Please complete and return]

Certificate

Pursuant to a resolution of the Board of Directors of Rochdale Investment Management LLC (the “Adviser”), passed on the 13th day of December, 2006, AIG Global Investment Corp. (“AIGGIC”) is hereby authorized to give effect to such instructions as may be given from time to time on behalf of the Adviser to AIGGIC by any ................* of the following where such instructions arise out of or are connected with an agreement, dated the .............. day of ________ 20__ (as the same may be amended from time to time).

* Insert one/two/three etc.

__________________________________________________________________________________________

Name(s) of Person(s) authorized as above:      Specimen Signature(s):

SCHEDULE 2
TO
SUB-INVESTMENT ADVISORY AGREEMENT

MANAGEMENT FEE AND INCENTIVE FEE

(a) Management Fee

The Adviser shall pay a management fee to AIGGIC at a rate equal to 60% of the amount of the current fee earned by the Adviser pursuant to its Investment Management Agreement with the Fund. This management fee payable to AIGGIC is referred to herein as the “Management Fee” and it will be calculated, accrued and payable on the same basis as the fee payable to the Adviser described in the following paragraph, except that the Management Fee: (a) shall be 60% of the Adviser’s fee, (b) shall be paid from the Adviser’s assets and (c) shall not be negatively affected by the Adviser’s contractual agreement with each of the following funds to waive and/or reimburse expenses to the extent necessary to limit: (i) Rochdale Core Alternative Strategies Fund TEI LLC’s and the Fund’s combined annualized expenses to 2.25% or (ii) Rochdale Core Alternative Strategies Fund LLC’s and the Fund’s combined annualized expenses to 2.25%.

The Fund will pay the Adviser an investment management fee at an annual rate equal to 1.25% of the Fund's month-end net assets, including assets attributable to the Adviser (or its affiliates) and before giving effect to any repurchases by the Fund of Units. The investment management fee will accrue monthly and will be payable at the end of each quarter. The investment management fee will be paid to the Adviser out of the Fund's assets.

(b) Incentive Fee

At the end of each Incentive Period, the Adviser will pay AIGGIC an Incentive Fee equal to 10% of each Member’s Net Profits in excess of such Member’s Loss Carryforward Amount; provided, however, that for any given Incentive Period, an Incentive Fee will be paid by the Adviser only to the extent that the Net Profits applicable to a Member exceeds the Preferred Return for such Incentive Period. The Incentive Fee is payable to AIGGIC within __ days of the end of the applicable Incentive Period.

“Capital Account” is the capital account of a Member, as maintained by each respective Feeder Fund.

A “Fiscal Period” for a Feeder Fund begins on the day after the last day of the preceding fiscal period and ends at the close of business on the first to occur of (i) the last day of each fiscal year of the applicable Feeder Fund, (ii) the last day of each taxable year of the applicable Feeder Fund, (iii) the day preceding the date as of which any contribution to the capital of the applicable Feeder Fund is made, (iv) any day as of which the applicable Feeder Fund repurchases any interests of any Member, (v) any day as of which any amount is credited to or debited from the Capital Account of any Member of the applicable Feeder Fund other than an amount to be credited to or debited from the Capital Accounts of all Members in accordance with their respective ownership of interests, or (vi) any other day as determined by each Feeder Fund’s Board of Directors. The first Fiscal Period of a Feeder Fund shall commence on the first closing date of such Feeder Fund and end on the first to occur of one of the items listed in the previous sentence.

An “Incentive Period” with respect to a Member shall mean, in the case of the first Incentive Period, the period beginning on the date in which the Member’s Capital Account was opened and ending on the last day of the calendar year, and in the case of subsequent Incentive Periods, each calendar year; provided, further that in the case of a repurchase of an interest (or portion thereof) on a repurchase date, the final Incentive Period for such interest (or portion thereof) shall end on such repurchase date; and provided further that in the event that a Feeder Fund is terminated, the final Incentive Period for all interests shall end on the date of such termination.

The “Loss Carryforward Amount” for a Member commences at zero and, for each Incentive Period, is increased by the Net Losses allocated to such Member’s Capital Account for such Incentive Period or is reduced (but not below zero) by the Net Profits allocated to such Member’s Capital Account for such Incentive Period. A Member’s Loss Carryforward Amount will be proportionately adjusted with respect to any contributions, transfers, distributions and repurchases applicable to the Member’s Capital Account.

“Net Assets” is the value of the total assets less all liabilities, including accrued fees and expenses, attributable to a Capital Account.

“Net Profits” or “Net Losses” is the amount by which the Net Assets attributable to a Member’s Capital Account as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets attributable to such Member’s Capital Account as of the commencement of the same Fiscal Period.

The “Preferred Return” is a non-cumulative, annual return equal to the 3-year Treasury constant maturity rate as reported by the Board of Governors of the Federal Reserve System as of the last business day of the prior calendar year plus 2%. To the extent that a capital contribution is made by a Member after the start of a calendar year or a repurchase of an interest (or a portion thereof) in either Feeder Fund occurs prior to the end of the calendar year, the Preferred Return will be pro-rated accordingly.

A “Member” is a person or entity admitted as a member to either Rochdale Core Alternative Strategies Fund TEI LLC or Rochdale Core Alternative Strategies Fund LLC (each, a Feeder Fund”).

The Incentive Fee payable to AIGGIC by the Adviser shall not be affected by the Adviser’s contractual agreement with each of the following funds to waive and/or reimburse expenses to the extent necessary to limit: (i) Rochdale Core Alternative Strategies Fund TEI LLC’s and the Fund’s combined annualized expenses to 2.25% or (ii) Rochdale Core Alternative Strategies Fund LLC’s and the Fund’s combined annualized expenses to 2.25%.

Example of the Calculation of the Incentive Fee

A Member makes an initial purchase of an interest in a Feeder Fund for $1000 as of January 1, 2007 and makes no further capital contributions in 2007 or in 2008. Assume that the Preferred Return is 5% for each of 2007 and 2008. As of December 31, 2007, the total of Net Profits attributable to such Member’s Capital Account for 2007 is $40 and the value of the Member’s Capital Account as of December 31, 2007 is $1,040. As result, no Incentive Fee would be payable to AIGGIC as of December 31, 2007 because the Net Profits were less than the Preferred Return ($40 < 5% x $1000).

The Feeder Fund offers to repurchase interests of Members as of June 30, 2008. The Member requests that one-half of his interest be repurchased in the repurchase offer and the request is accepted. As of June 30, 2008, the total of Net Profits attributable to such Member’s Capital Account from January 1, 2008 through June 30, 2008 is $100 and the value of the Member’s Capital Account as of June 30, 2008 is $1,140 (prior to the deduction of any incentive fee and the repurchase). The Incentive Fee with regards to the portion of the interest that is being repurchased would be equal to the following:

10% x [(Net Profits x 50%) - ((Preferred Return x Capital Account Balance as of January 1,
2008) x 50%)]

10% x [($100 x 50%) - ((5% x $1,040) x 50%)]
10% x [$50 - $26]
= $2.40

The incentive fee payable to AIGGIC is $2.40 and the amount distributed to the Member is 567.60. The value of the member capital account is $570.

As of December 31, 2008, the total of Net Profits attributable to such Member’s Capital Account from July 1, 2008 through December 31, 2008 is $50 and the value of the Member’s Capital Account as of December 31, 2008 is $620 (prior to the deduction of any incentive fee). The Incentive Fee payable to AIGGIC as of December 31, 2008 is equal to the following:

10% x [Net Profits - (Preferred Return x January 1, 2008 Value of the Portion of the Capital
Account not Repurchased)

10% x ($100 - (5% x 520))

10% x ($100 - $26)
= $7.40

The incentive fee payable to AIGGIC is $7.40 and the value of the Member’s Capital Account is $612.60 as of December 31, 2008 after the deduction of the Incentive Fee.